EXHIBIT 10BI
AMENDMENT NO. 2
TO
BRUSH ENGINEERED MATERIALS INC.
2006 NON-EMPLOYEE DIRECTOR EQUITY PLAN

Recitals

     WHEREAS, Brush Engineered Materials Inc. (the “Company”) has adopted the Brush Engineered Materials Inc. 2006 Non-employee Director Equity Plan (the “Plan”).
     WHEREAS, with the approval of the Governance and Organization Committee (formerly named the Governance Committee) of the Board of Directors of the Company (the “Committee”) on September 12, 2006 the Plan was amended by Amendment No. 1, effective January 1, 2007.
     WHEREAS, the Company now desires to further amend the Plan (this “Amendment No. 2”) to change the definition of Fair Market Value.
     WHEREAS, the Committee has approved this Amendment No. 2 pursuant to Section 12 of the Plan.

Amendment

     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 2, effective as of December 8, 2006, as follows:
     1. Section 9(b) of the Plan is hereby amended to read as follows:
     “Fair Market Value” means, as of any particular date, [unless otherwise determined by the Committee,] the per share closing price of a Common Share on the New York Stock Exchange on the day such determination is being made (as reported in The Wall Street Journal) or, if there was no closing price reported on such day, on the next day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day.
     2. Except as amended by this Amendments No. 1 and No. 2, the Plan shall remain unchanged and in full force and effect.

/s/ Michael C. Hasychak
Michael C. Hasychak
Vice President, Secretary and Treasurer